ENROME

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nova Lifestyle Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-283177, 333-279796, 333-274970, 333-261343, 333-249384 and 333-219263) and the Registration Statements on Form S-8 (File Nos. 333-283515, 333-257139, 333-197735 and 333-276082) of Nova LifeStyle, Inc. (the "Company") of our report dated March 31, 2025, relating to the Company's consolidated financial statements which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Enrome LLP
Enrome LLP, Certified Public Accountants
Singapore

PCAOB ID: 6907

March 31, 2025